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EXHIBIT 11
----------

                           ALCO STANDARD CORPORATION
                      COMPUTATIONS OF EARNINGS PER SHARE
                   (in thousands, except earnings per share)

                                           1995                      1994
                                    --------------------      --------------------
                                               Fully                     Fully
                                    Primary   Diluted(1)      Primary   Diluted(1)
                                    -------   ----------      -------   ----------
Three Months Ended June 30

Average Shares Outstanding
Common shares                       55,334     55,334         53,915     53,915
Preferred stock
   Considered common equivalents
   Senior Securities                            4,508
Options                              1,037      1,116
                                  ---------  ---------     ---------  ----------
   Total shares                     56,371     60,958         53,915     53,915
                                  =========  =========     =========  ==========
Income
Net income                       $  58,922  $  58,922      $ (48,306) $ (48,306)
Less: Preferred dividends            2,893                     2,893      2,893
                                  ---------  ---------     ---------  ----------
Income available to common
   shareholders                  $  56,029  $  58,922      $ (51,199) $ (51,199)
                                  =========  =========     =========  ==========

Earnings Per Share                   $0.99      $0.97         ($0.95)    ($0.95)
                                  ---------  ---------     ---------  ----------

Nine Months Ended June 30

Average Shares Outstanding
Common shares                       54,962     54,962         52,023     52,023
Preferred stock
   Considered common equivalents                                   6          6
   Senior securities                            4,508
Options                              1,061      1,185            999      1,091
                                  ---------  ---------     ---------  ----------
   Total shares                     56,023     60,655         53,028     53,120
                                  =========  =========     =========  ==========

Income
Net Income                       $ 153,516  $ 153,516      $  21,569  $  21,569
Less: Preferred dividends            8,679                     8,679      8,679
                                  ---------  ---------     ---------  ----------
Income available to common
   shareholders                  $ 144,837  $ 153,516      $  12,890  $  12,890
                                  =========  =========     =========  ==========

Earnings Per Share                   $2.59      $2.53          $0.24      $0.24
                                  =========  =========     =========  ==========

(1) This calculation is submitted in accordance with Regulation S-K item 601 (b)
    (11) although not required by footnote 2 to paragraph 14 of APB Opinion
    No. 15 because it results in dilution of less than 3%.